Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REFINANCES $30.0 MILLION OF DEBT
Interest rate fixed at 5.9%; $2.7 million debt reduction;
approximately $0.7 million in annual interest savings
DALLAS – (BUSINESS WIRE) – May 7, 2007 – Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that it has completed a $30.0 million refinancing of mortgage debt on four owned communities. These four mortgages have a term of 10 years and a fixed interest rate of 5.9 percent. Principal on the loans will amortize over 30 years. The loans are cross-collateralized and cross-defaulted with release provisions.
As part of the refinancing, the Company has paid down approximately $2.7 million of principal, which is anticipated to reduce interest expense by approximately $0.2 million annually. The $30.0 million of fixed rate debt has replaced approximately $32.7 million of variable rate debt previously on these properties. The 5.9 percent fixed interest rate on the remaining principal is approximately 170 basis points below the previous level, which carried variable interest rates tied to the London Interbank Offered Rate (“LIBOR”). The Company anticipates that the interest rate reduction will provide additional annual interest savings of approximately $0.5 million.
“This refinancing continues to improve the Company’s profitability, and further strengthens our financial position,” said James A. Stroud, Chairman of the Company. “We are pleased to take advantage of the current interest rate environment to fix this debt at such an attractive rate.”
The loans were arranged by Capmark Finance Inc. (“Capmark”) and were placed with Federal National Mortgage Association (“Fannie Mae”). Capmark is part of Capmark Financial Group, Inc., a leading real estate financial company.
“We have now fixed the interest rates on our entire wholly-owned portfolio,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Over the last twelve months, we have reduced our total mortgage debt by $51.6 million, refinanced or retired $162.0 million of variable rate debt and reduced our average interest rate from 7.5 percent to 6.1 percent.”

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ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,500 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 24 leased communities and 3 communities it manages for third parties. In the communities operated by the Company, 74 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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